UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED - MAY 1, 2008

4C CONTROLS INC.
(Exact name of Registrant as specified in its charter)

NEVADA	000-52074	98-0446287
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

Rockefeller Center
1230 Avenue of the Americas - 7th Floor
New York, NY 10020
(Address of principal executive offices)

(917) 639-4305
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01:	Entry into a Material Definitive Agreement.

On May 1, 2008, 4C Controls Inc. (the “Company”) entered into an Amended & Restated Securities Purchase Agreement (the “Agreement”) with BQT Solutions Limited (“BQT Solutions”), BQT Satellites Limited (“BQT Satellites”) and BQT Security Systems Pty Ltd (“BQT Security”). The Agreement amends and restates the Securities Purchase Agreement the Company entered into with BQT Solutions on March 3, 2008, and which formed the basis for a strategic alliance and a financing package for BQT Solutions.

The Company’s investment in BQT Solutions will now total AUD$18 million. Pursuant to the Agreement, the Company will continue its subscription for 20 million ordinary shares of BQT Solutions. The Company will be granted options for the issuance of an additional 9.5 million shares of BQT Solutions, which shares will become exercisable after a planned 7-to-1 reverse split of the common stock of BQT Solutions (subject to the approval of BQT Solutions’ shareholders, as described below). The Company will purchase the 20 million ordinary shares of BQT Solutions for a total of AUD$4 million, out of which AUD$1 million was previously paid to BQT Solutions.

The Company also agreed to a recapitalization of BQT Satellites through equity financing in the amount of AUD$14 million. In exchange, the Company will own 40% of the share capital of BQT Satellites. The Company’s investment will enable BQT Satellites to commence operations of a business plan prepared by PriceWaterhouseCoopers. BQT Solutions will implement a new security development program directly, as opposed to through its subsidiary BQT Security.

Rudana Investment Group AG, the Company’s majority shareholder, has committed to provide the funds necessary to complete the Company’s investment in BQT Solutions and BQT Satellites.

The closing of the Agreement is conditional upon BQT Solutions obtaining the approval of its shareholders.

Item 9.01:  Financial Statements and Exhibits.

Exhibit 99.1 Press Release issued May 1, 2008

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

4C CONTROLS INC.

By:	/s/ Barbara Salz
Name: Barbara Salz
Title: Corporate Secretary

Date: May 7, 2008